Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	John Laws
	(405) 553-6984	(405) 530-7467

OKLAHOMA CITY - Enable Midstream Partners, LP (NYSE: ENBL) today announced that C. Scott Hobbs will join the board of directors of Enable Midstream GP, LLC, its general partner on June 1, 2014. Mr. Hobbs joins Peter H. Kind as an independent director. Mr. Hobbs will serve on the board’s audit committee and conflicts committee.

“We’re pleased to welcome Scott to the Enable Midstream board and look forward to working with him in his new role,” said company president and CEO Lynn Bourdon. “His depth of experience in the midstream sector will be a valuable addition going forward.”

Since April 2006, Hobbs, 60, has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm that provides consulting and advisory services to clients evaluating major projects, acquisitions and divestitures in the energy business. Prior to starting Energy Capital Advisors, Hobbs served in various senior leadership roles including executive chairman Optigas, Inc., a private midstream gas company, and as president and COO of KFX, Inc. (now Evergreen Energy, Inc.), a public company developing clean coal technologies. Before joining KFX, Hobbs worked for the Coastal Corporation where his last position was Chief Operating Officer of Colorado Interstate Gas Co. and its Rocky Mountain affiliates.

Hobbs is a director of SunCoke Energy Partners GP, LLC, the general partner of SunCoke Energy Partners, L.P., where he is chair of the conflicts committee and a member of the audit committee. He also is a director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., but has announced that he will step down from the Buckeye GP LLC board on June 4, 2014. Previously, he served as a director of American Oil and Gas Inc. and CVR Energy Inc.

Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable Midstream owns 24.95 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

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